Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of GRAIL, Inc. for the registration of its common stock, preferred stock, debt securities, warrants, purchase contracts, units and subscription rights, and to the incorporation by reference therein of our report dated March 5, 2025, with respect to the consolidated financial statements of GRAIL, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Mateo, California
November 13, 2025